Exhibit 99.1

Bion Adds Animal Welfare Expert Lily Edwards-Callaway, PhD, to Advisory Group

December 8, 2022. New York. New York. Bion Environmental Technologies, Inc. (OTC QB: BNET), a leader in the development of sustainable livestock production solutions, announced today that Lily Edwards-Callaway, PhD, Animal Sciences/Livestock Behavior, has joined Bion’s Advisory Group. She has also been engaged as a consultant to Bion. Dr. Edwards-Callaway will oversee development and implementation of the animal health and welfare program for Bion’s sustainable beef projects.

Dr. Edwards-Callaway will provide her expertise and insights related to animal accommodations and hygiene, animal care and feeding, and all other relevant aspects of animal health and welfare. Dr. Edwards-Callaway stated, “I am very excited to be working with Bion Environmental Technologies. Bion recognizes the importance of fully integrating animal welfare into sustainable livestock production systems and I am honored to be able to help them be pioneers in this space.”

Dr. Lily Edwards-Callaway is an Associate Professor in the Department of Animal Sciences at Colorado State University focusing on livestock behavior and welfare. She received her PhD at Colorado State University. Dr. Edwards-Callaway has held various roles in academia, the packing industry, and cattle production, with a primary focus on improving animal welfare. She is involved in several industry groups and associations, including the National Cattlemen's Beef Association Beef Quality Assurance Advisory Board and the Darden Animal Welfare Advisory Council.

Bion’s CEO, Bill O’Neill said “We are very pleased to have Dr. Edwards-Callaway join us on our Advisory Board and direct our animal health and welfare efforts. Along with environmental stewardship and resource efficiency , animal health and welfare are key components of Bion’s sustainability platform, both from an ethics and an economic perspective. We look forward to working with Dr Edwards-Callaway to develop a best-in-class program that complements our next generation approach to beef production.”

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Bion’s patented third generation technology (Gen3Tech) was designed to largely mitigate the environmental impacts of large-scale livestock production, increase its resource efficiencies, and deliver a USDA-certified sustainable product to the consumer. The platform simultaneously recovers high-value environmentally friendly fertilizer coproducts and renewable energy that increase revenues. Bion’s Gen3Tech platform can create a pathway to economic and environmental sustainability with ‘win-win’ benefits for a premium sector of the $175 billion U.S. livestock industry and the consumer. For more information, see Bion’s website at https://bionenviro.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘will’, ‘look forward (to)’, and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact Information:

Craig Scott

SVP, Director of Communications

(406) 281-8178 direct